Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by FAST Merger Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of FAST Merger Corp. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: July 30, 2021	/s/ Michael S. Chadwick
Signature